Exhibit 99.2

                                Amendment to the

                   8.5% CONVERTIBLE SUBORDINATED NOTE DUE 2014


As of the date indicated below, the follow amendments become effective:

     1.   The Title of the note shall read as follows:

          10.0% CONVERTIBLE SUBORDINATED NOTE DUE 2014

     2. Paragraph 1. The Note, sub-paragraph b. Payment of Interest shall be amended as follows:


          The sentence reading, "The Company promises to pay interest on the principal amount of this Note at 8.5% per annum from the date hereof until maturity." shall be replaced by one that reads as follows:
          "Effective with and beginning on the date of this Amendment, the Company promises to pay interest on the principal amount of this Note at 10.0% per annum until maturity."

     3. Paragraph 4. Conversion, sub-paragraph e. Exempted Transactions shall have the following language added as 4.e.(ix):


          (ix) During the term of this Note, the selling of up to and including a total of $5 million in net proceeds to the company of Common Stock or other securities convertible into Common Stock, or rights to acquire either Common Stock or securities convertible into Common Stock in a single transaction or series of transactions, other than those contemplated in the immediately preceding Paragraph 4.e.(i) through 4.e.(viii), that, but for this provision 4.e.(ix), would trigger the provisions of Paragraph 4.d Adjustment of Conversion price.

Agreed to and signed this ____________ day of April, 2006 by:



_______________________________  Holder of $____________ principal amount
[Insert Holders Name]            8.5% Convertible Subordinated Notes
Due 2014


-------------------------------
Joseph Kristul
Chief Executive Officer
Transnational Financial Network



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